DREYFUS MUNICIPAL BOND OPPORTUNITY FUND

CERTIFICATE OF AMENDMENT

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, Vice President of Dreyfus Municipal Bond Opportunity Fund (the "Fund"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, at a meeting duly called and held on March 2, 2017, at which a quorum was present and acting throughout, the Board of Trustees of the Fund, pursuant to Article III, Section 1 of the Fund's Amended and Restated Agreement and Declaration of Trust, dated August 26, 1992 (the "Declaration of Trust"), established and designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest, par value $.001 per share, of the Fund, as set forth below:

1.      The new class of Shares established and designated by the Fund's Board of Trustees is "Class T" shares of the Fund.

2.      The existing classes of Shares of the Fund continue to be designated as "Class A" shares, "Class C" shares, "Class I" shares, "Class Y" shares and "Class Z" shares.

3.      Class A shares, Class C shares, Class I shares, Class Y shares, Class Z shares and Class T shares of the Fund shall each be entitled to all of the rights and preferences accorded to Shares of the Fund under the Declaration of Trust.

4.      The purchase price of Class A shares, Class C shares, Class I shares, Class Y shares, Class Z shares and Class T shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Fund in accordance with the provisions of the Declaration of Trust and shall be set forth in the Fund's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment this 7th day of March, 2017.

DREYFUS MUNICIPAL BOND OPPORTUNITY FUND

By:  /s/ Jeff Prusnofsky

Name:  Jeff Prusnofsky

Title:    Vice President and Assistant Secretary

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 7th day of March, 2017, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Fund and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Fund.

   /s/ Loretta Johnston

Notary Public